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                                                                      EXHIBIT 99



                  [CHAMPION ENTERPRISES, INC. LETTERHEAD] NEWS





FOR IMMEDIATE RELEASE

INVESTOR AND MEDIA CONTACTS:

Anthony S. Cleberg                  Colleen T. Bauman
Chief Financial Officer             Investor Relations
(248) 340-9090                      (248) 340-7731

                           CHAMPION ENTERPRISES, INC.
                         REPORTS FIRST QUARTER RESULTS

                      CONFERENCE CALL SCHEDULED FOR TODAY
                            11:00 A.M. EASTERN TIME
                         CALL-IN NUMBER (973) 633-6740
                          REPLAY NUMBER (888) 306-8690


     AUBURN HILLS, MICH., APRIL 18, 2001--CHAMPION ENTERPRISES, INC. (NYSE:
CHB), the nation's leading housing manufacturer, today reported results for the first quarter ended March 31, 2001. For the quarter, the company had revenues of $326 million and a net loss of $26 million, or $0.55 per share. Before costs related to the closing of two manufacturing facilities and 30 sales centers, the loss was $21 million, or $0.45 per share. Closing-related expenses were $3.4 million after tax, or $0.07 per share, for non-cash fixed asset impairment charges and $1.4 million after tax, or $0.03 per share, for lease termination and other costs. In the first quarter of 2000, Champion had revenues of $535 million and net income of $1.3 million, or $0.03 per share.

     Champion's Chairman, President, and Chief Executive Officer, Walter R. Young, commented, "Our results were affected by challenging market conditions, with year-to-date industry wholesale shipments down more than 40 percent and retail sales of new homes off an estimated 30 percent. Although industry sales have declined, I am encouraged that industry retail inventory levels have dropped by more than 10,000 new homes this year and by over 50,000 homes since mid-1999. Recently, consumer repossessions appear to have leveled off, interest rates charged to consumers have dropped and retail traffic has increased."

OPERATIONS

     For the quarter, manufacturing revenues totaled $261 million, down 40 percent from a year ago on a 47 percent decrease in homes sold. As a result of lower sales volume, the manufacturing segment reported a loss of $8.2 million, excluding $2.3 million for fixed asset impairment charges for the closing of two manufacturing facilities. The company is now operating 51 homebuilding facilities, compared to 59 last March. Unfilled wholesale orders for housing at quarter end totaled approximately $19 million, compared to $15 million at year end and $36 million a year ago.




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     Retail operations in the quarter had revenues of $108 million and a loss of
$9.4 million, excluding $3.2 million for fixed asset impairment charges and $2.2 million for lease termination and other costs. For the first three months of 2001, total homes sold by Champion's retail operations were down 45 percent. At quarter end the company was operating 230 retail locations, compared to 260 at year end and 285 at April 1, 2000.

FOCUS ON CASH FLOW

     Champion continues to closely monitor expenditures, inventory levels and cash flows. In the quarter the company spent $1.4 million on capital expenditures, down from $4.9 million a year ago. Capital expenditures for 2001 are expected to be less than the $15 million spent in 2000. As a result of the company's efforts to diversify its floor plan payables, Champion currently has approximately $71 million outstanding with Conseco Finance and $32 million with other finance sources.

OUTLOOK

     Young continued, "The industry has made substantial progress to get back in balance with reduced inventory levels and improved practices. The overall economy, consumer confidence levels and job losses remain a concern. We also continue to be concerned about financing availability and consumer repossessions, but are pleased that finance companies have recently reported lower delinquency rates.

     "In our second quarter we expect higher revenues than this quarter, which would be our first increase after seven consecutive quarterly declines," said Young. "Despite this upturn, we will probably have a slight loss for the period before costs for the potential closing of additional manufacturing facilities as we continue to keep capacity and inventory levels in line with demand.

     "We are encouraged by improved retail traffic levels, reduced inventories and the spring selling season. In addition, our Genesis division continues to expand and be well received by builders and developers. Through Genesis we look to capture a larger share of the overall housing market. In the short-term we are managing the company for liquidity, reducing expenses and inventories, and lowering our breakeven point. As a result, we should benefit quickly when the economy and industry improve," Young concluded.

     Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the industry's leading manufacturer and has produced more than 1.5 million homes since the company was founded. The company operates 51 homebuilding facilities and 230 retail locations. Champion's homes are also sold by more than 1,000 independent retail locations that have joined either the Champion Home Center or the Alliance of Champions retail distribution networks. Further information can be found using the company's website, www.championhomes.net.

     This news release contains certain statements, including forecasts, assessments of current industry conditions, short-term and long-term goals, initiatives to implement change, and marketing and expansion strategies, which could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company's most recently filed Form 10-K, and that discussion regarding risk factors is incorporated herein by reference.


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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
SALES AND INCOME SUMMARY
(In thousands, except per share amounts)

                                                            Three Months Ended
                                                          ----------------------
                                                           March 31,    April 1,
                                                             2001         2000
                                                          ---------    ---------
Net sales (1)                                              $326,312     $535,309
                                                          =========    =========
Operating income (loss) before
  fixed asset impairment charges                           ($29,255)      $9,170

Fixed asset impairment charges (2)                           (5,500)         -
                                                          ---------    ---------

Operating income (loss) (3)                                ($34,755)      $9,170
                                                          =========    =========
Net income (loss) before
  fixed asset impairment charges                           ($22,683)      $1,301

Fixed asset impairment charges (2)                           (3,400)         -
                                                          ---------    ---------

Net income (loss)                                          ($26,083)      $1,301
                                                          =========    =========
Per diluted share:


Net income (loss) before
  fixed asset impairment charges                             ($0.48)       $0.03

Fixed asset impairment charges (2)                            (0.07)         -
                                                          ---------    ---------
Net income (loss)                                            ($0.55)       $0.03
                                                          =========    =========

Weighted shares for diluted EPS                              47,496       47,354
                                                          =========    =========



See accompanying Notes to Financial information.



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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY
(Dollars and weighted shares in thousands, except per share amounts)

                                                Three Months Ended
                                              -----------------------
                                              March 31,      April 1,     %
                                                2001          2000      Change
                                              ---------     ---------  --------
Net sales (1):
Manufacturing                                $ 260,510     $ 435,802     -40%
Retail                                         108,402       167,507     -35%
Less: intercompany                             (42,600)      (68,000)
                                              ---------     ---------
Total net sales                                326,312       535,309     -39%

Cost of sales (1)                              281,504       451,338     -38%
                                              ---------     ---------
Gross margin                                    44,808        83,971     -47%

Selling, general and
  administrative expenses (2)                   74,063        74,801     -1%
                                              ---------     ---------
Operating income (loss) before
  fixed asset impairment charges               (29,255)        9,170

Fixed asset impairment charges (2)              (5,500)            -
                                              ---------     ---------
Operating income (loss) (3)                    (34,755)        9,170

Interest expense, net                            6,428         6,969     -8%
                                              ---------     ---------
Income (loss) before income taxes              (41,183)        2,201

Income taxes (benefits) (4)                    (15,100)          900
                                              ---------     ---------
Net income (loss)                             ($26,083)       $1,301
                                              =========     =========
Basic earnings (loss) per share                 ($0.55)        $0.03
                                              =========     =========
Weighted shares for basic EPS                   47,496        47,247
                                              =========     =========
Diluted earnings (loss) per share               ($0.55)        $0.03
                                              =========     =========
Weighted shares for diluted EPS                 47,496        47,354
                                              =========     =========



See accompanying Notes to Financial Information.


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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
OTHER STATISTICAL INFORMATION

                                                    Three Months Ended
                                                   ---------------------
                                                   March 31,   April 1,      %
                                                     2001        2000     Change
                                                  ----------   --------   ------
MANUFACTURING

Homes sold                                           8,210       15,351     -47%
  Less: intercompany                                 1,239        2,309     -46%
Homes sold to
  independent retailers                              6,971       13,042     -47%

Floors sold                                         14,696       25,701     -43%

Multi-section mix                                       76%          66%

Average home price                                 $30,500      $27,200      12%

Manufacturing facilities at period end                  51           59     -14%

RETAIL

Homes sold
  New homes                                          1,824        3,315     -45%
  Pre-owned homes                                      513          906     -43%
  Total homes sold                                   2,337        4,221     -45%

% Champion-produced new
  homes sold                                            84%          68%

New multi-section mix                                   69%          58%

Average new home price                             $55,500      $47,300      17%

Average number of new homes in inventory
  per sales center at period end                        18           19      -5%

Sales centers at period end                            230          285     -19%

CONSOLIDATED (IN THOUSANDS)

Contingent repurchase obligations                 $360,000     $640,000     -44%
Champion-produced field inventories               $713,000     $915,000     -22%
Shares issued and outstanding                       47,544       47,242

See accompanying Notes to Financial Information.

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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

                                              March 31,        December 30,      April 1,
ASSETS                                          2001              2000             2000
                                            ----------        -------------    ------------
Cash and cash equivalents                   $   19,029        $   50,143        $   25,909
Accounts receivable, trade                      50,579            31,132            84,920
Inventories                                    211,607           217,765           295,483
Deferred taxes and other assets                 89,900            77,493            80,971
                                            ----------        ----------        ----------
    Total current assets                       371,115           376,533           487,283
                                            ----------        ----------        ----------
Property and equipment, net                    193,760           207,277           219,952
Goodwill, net                                  271,061           273,970           470,328
Deferred taxes and other assets                 80,726            84,276            31,259
                                            ----------        ----------        ----------
                                            $  916,662        $  942,056        $1,208,822
                                            ==========        ==========        ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

Floor plan payable                          $  102,923        $  114,198        $  170,131
Accounts payable                                62,588            43,103            88,954
Other accrued liabilities                      180,678           185,552           194,673
                                            ----------        ----------        ----------
   Total current liabilities                   346,189           342,853           453,758
                                            ----------        ----------        ----------
Long-term debt                                 225,496           225,634           223,994
Notes payable to bank                            5,000                 -             5,000
Other long-term liabilities                     68,656            76,760            80,801
Shareholders' equity                           271,321           296,809           445,269
                                            ----------        ----------        ----------
                                            $  916,662        $  942,056        $1,208,822
                                            ==========        ==========        ==========

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL INFORMATION

(1) For the quarter ended April 1, 2000, net sales and cost of sales have been restated to reclassify delivery revenue to sales from cost of sales.

(2) For the quarter ended March 31, 2001, costs related to closed operations includes $2.2 million ($1.4 million after tax or $0.03 per diluted share) in selling, general and administrative expenses for lease termination and other costs and $5.5 million ($3.4 million after tax or $0.07 per diluted share) for non-cash fixed asset impairment charges.

(3) Segment EBITA consists of earnings (loss) before interest, taxes and goodwill amortization, and includes fixed asset impairment charges and other costs related to closed operations. A reconciliation of operating income (loss) follows (dollars in thousands):

                                   Three            % of           Three             % of
                               Months Ended        Related     Months Ended         Related
                               March 31, 2001       Sales      April 1, 2000          Sales
                               --------------     --------     -------------       ---------
Manufacturing EBITA               ($10,456)         -4.0%          $ 13,098            3.0%
Retail EBITA                       (14,838)        -13.7%             5,255            3.1%
General corporate expenses          (6,582)                          (5,754)
Goodwill amortization               (2,879)                          (3,429)
                                 ----------                      -----------
   Operating income (loss)        ($34,755)        -10.7%          $  9,170            1.7%
                                 ==========                      ===========

(4) The difference between taxes at the 35% federal statutory rate and taxes provided is due to state income taxes and nondeductible items, primarily goodwill.

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